SECURITIES AND EXCHANGE COMMISSION

     Washington, D. C. 20549



     FORM 8-K

     CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the
     Securities Exchange Act of 1934


     Date of Report:  January 5, 1994


     BELLSOUTH CORPORATION
     (Exact name of registrant as specified in its charter)



        Georgia                 1-8607                  58-1533433
     (State or other         (Commission              (IRS Employer
     jurisdiction of          File Number)             Identification
     incorporation)                                    No.)


     1155 Peachtree Street, N. E., Atlanta, Georgia 30367-6000
           (Address of principal executive offices)       (Zip Code)


     Registrant's telephone number, including area code (404) 249-2000

Item 5.  Other Events

BellSouth Telecommunications, Inc. ("BellSouth Telecommunications"), a wholly-owned subsidiary of BellSouth Corporation ("BellSouth"), and Florida's Office of Public Counsel announced today that they have reached a settlement related to the pending rate proceeding filed by BellSouth Telecommunications in July, 1992 and other consolidated matters. The settlement must be approved by the Florida Public Service Commission before it becomes effective. Approval by the Florida Commission could come as early as this month. If approved, rate reductions are scheduled to go into effect beginning in 1994 and continuing through 1996.

The proposed settlement would total approximately $300 million and would include the following rate reductions:

        Date            Annualized Impact

        February 1994   $55 million
        July     1994   $60 million
        October  1995   $80 million
        October  1996   $84 million


Under the terms of the proposed settlement, BellSouth Telecommunications' customers in Florida would no longer incur TouchTone charges, as that feature would be incorporated into basic service. The remaining tariffs to be reduced would be decided in the future. The agreement also includes proposed reductions in service connection charges, and establishes a Service Guarantee plan, beginning in late 1994, that would provide rebates to customers, if it is determined that installation or maintenance services were unsatisfactory. Furthermore, BellSouth Telecommunications would agree to cap basic residential, business, PBX trunk, and Directory Assistance charges at their current levels through 1997, and would agree not to propose any local measured service request on a statewide basis through the same time period.

The agreement establishes a 1994 rate of return sharing level of 12% with a cap of 14% increasing in 1995 to a 12.5% sharing level with a cap of 14.5%. Rates of return beyond 1995 would be based upon changes in utility bond yields and would change no more than 75 basis points from 1995 levels.

The proposed settlement would end all outstanding rate case and related issues and would extend incentive regulation through at least 1996. If approved by the Florida Commission, the agreement would go into effect 30 days later. Under the terms of the agreement, BellSouth Telecommunications would also book in fourth quarter 1993 a one-time, non-cash charge of $79 million in conjunction with the amortization of deferred expenses related to Hurricane Andrew. As a result, BellSouth's net income for 1993 could be reduced by approximately $50 million ($.10 per share).

SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




BELLSOUTH CORPORATION



By: /s/Ronald M. Dykes
    Ronald M. Dykes
    Vice President and Comptroller
    January 5, 1994